                                  Exhibit 99.1


FOR IMMEDIATE RELEASE                                               NEWS RELEASE
--------------------------------------------------------------------------------

                             CONTACT: JOSEPH C. HORVATH, CHIEF FINANCIAL OFFICER
                                                  (717) 264-7161, EXTENSION 4465


             TB WOOD'S REPORTS RESULTS FOR THE THIRD QUARTER OF 2004

CHAMBERSBURG, PA, NOVEMBER 1, 2004 -- TB Wood's Corporation (NASDAQ: TBWC) announced today that revenues for the third quarter ended October 1, 2004, were $25.3 million, a 9.4% increase over the same quarter in 2003. Net income was a loss of $1.3 million or $0.26 per share, for the third quarter 2004, versus net income of $56 thousand, or $0.01 per share, for the third quarter of 2003. Year to date revenues were $76.8 million, an 8.6% increase over the first nine months of 2003. Net income for the first nine months of 2004 was a loss of $1.1 million, or a loss of $0.22 per share, compared to income of $619 thousand, or $0.12 per share for the first nine months of 2003.

William T. Fejes, Jr., President and CEO, stated, "We continue to see solid sales increases with the third quarter providing the fourth consecutive quarter of strong year-over-year growth. Sales for the first nine months of 2004 were up over 8% year-over-year with double digit growth in our mechanical business. Third quarter operating profit was unfavorably affected by approximately $2 million of expenses and productivity losses related to the September closing of our Trenton operation and charges associated with changes made to our electronics business. These expenses will not be recurring and represent significant investments by the company to improve future profitability. We expect the absence of the non-recurring expenses and savings realized from these investments will provide substantially improved operating results in the fourth quarter and in 2005."

As a result of the Company's performance in the third quarter, the Company has not declared a third quarter dividend. If the Company performs as expected, the Company intends to resume payment of a dividend in the fourth quarter.

TB Wood's (www.tbwoods.com) is an established designer, manufacturer and marketer of electronic and mechanical industrial power transmission products, which are sold to North American and international manufacturers and users of industrial equipment. Headquartered in Chambersburg, Pennsylvania, the Company operates production and sales facilities in the United States, Canada, Mexico, Germany, Italy and India.

This press release contains statements that are forward looking within the meaning of applicable securities laws. These statements include or imply projections of future performance that are based upon the Company's expectations and assumptions. These expectations and assumptions, as well as the Company's future performance are subject to a number of risks and uncertainties. Factors that could cause actual results to differ from projected results are discussed in various of the Company's documents filed with the SEC.

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                     TB Wood's Corporation and Subsidiaries
                 Condensed Consolidated Statements of Operations
                                   (Unaudited)

                                                           Third Quarter Ended               Nine Months Ended
                                                       -------------------------------------------------------------
                                                             Oct 1,        Sep 26,        Oct 1,          Sep 26,
(in thousands of dollars, except per share amounts)           2004           2003          2004            2003
--------------------------------------------------------------------------------------------------------------------
Net Sales                                                    $25,279       $23,101        $76,819          $70,758
Cost of Sales                                                 19,050        15,967         54,828           48,671
                                                       -------------------------------------------------------------

Gross profit                                                   6,229         7,134         21,991           22,087

Selling, general and administrative expense                    7,392         6,823         21,782           20,326
                                                       -------------------------------------------------------------

Operating (loss) income                                       (1,163)          311            209            1,761
                                                       -------------------------------------------------------------

Other (income) expense:
    Interest expense and other finance charges                   460           232          1,207              680
    Other (income) expense                                        --             1             --             (169)
                                                       -------------------------------------------------------------
    Other expense, net                                           460           233          1,207              511
                                                       -------------------------------------------------------------

(Loss) Income before provision for income taxes               (1,623)           78           (998)           1,250

Benefit (Provision) for income taxes                             277           (22)          (119)            (631)
                                                       -------------------------------------------------------------

Net (loss) income                                            $(1,346)          $56        $(1,117)           $ 619
                                                       ==============================================================

PER SHARE AMOUNTS - BASIC AND DILUTED:

   Basic net (loss) income per common share                   $(0.26)        $0.01         $(0.22)           $0.12
                                                       =============================================================

   Diluted net (loss) income per common share                 $(0.26)        $0.01         $(0.22)           $0.12
                                                       =============================================================

   Basic weighted average shares of common stock
      and equivalents outstanding                              5,166         5,156          5,166            5,156
                                                       =============================================================

   Diluted weighted average shares of common
      stock and equivalents outstanding                        5,167         5,156          5,167            5,156
                                                       =============================================================

SOURCE: TB Wood's Corporation